Exhibit 99.1
Contacts: William R. Gargiulo, Jr. 231.526.1244 Michele Greco, CFO 312.595.9123

The Female Health Company Reports
Fourth Quarter and FY2013 Operating Results

FY2013 Highlights:

–	Company generates $11.8 million in cash from operations
–	Unit sales of 54.8 million units, 11% less than FY2012
–	Net revenues of $31.5 million
–	Operating income of $9.8 million
–	Diluted EPS of $0.50 vs. $0.53 in FY2012
–	Company increases quarterly cash dividend by 17% to $0.07 per share in March 2013
–	Company initiates review of option to potentially double production capacity
–	Operating margin of 31%

CHICAGO, December 3, 2013 - The Female Health Company (NASDAQ-CM: FHCO - News), which manufactures and markets the FC2 Female Condom, today reported its financial results for the fourth quarter and fiscal year ended September 30, 2013. The Company will host an investor conference call today at 11:00 a.m. Eastern Time to discuss these operating results (see details below).

Management Comments

“The Company sold 54.8 million FC2 Female Condoms in Fiscal 2013, or 11% less than the record 61.6 million units sold in Fiscal 2012 but 36% above the previous record year in Fiscal 2009,” stated O.B. Parrish, the Company’s Chairman and Chief Executive Officer.  “We believe the decrease in unit sales was due to public sector purchasing patterns and does not reflect any decrease in underlying demand for the product.  The Company periodically experiences quarterly and/or annual variations in unit sales unrelated to underlying demand.  On a longer-term basis, we believe that demand for FC2 remains robust and continues to grow at impressive rates, as reflected by the following: a 19% average annual compound unit growth rate during the eight-year period from Fiscal 2005 through Fiscal 2013; expansion in distribution to 143 countries in Fiscal 2013, compared with 138 countries in the previous fiscal year; and an increase of 43% in the number of locations where FC2 is available in New York City, from 1,001 in Fiscal 2012 to 1,436 in Fiscal 2013.”

“The Company’s overall financial performance was solid in Fiscal 2013. Despite an 11% decrease in unit sales, the Company’s operating profit margin remained healthy at 31% of net revenues.  During the fiscal year ended September 30, 2013 we generated $11.8 million in positive cash flow from operations, cash on hand increased 68% to $8.9 million after the payment of $7.5 million in dividends, and shareholders’ equity increased 30% to $31.4 million.  In early Fiscal 2013, the Company completed a 20% expansion in its production capacity to 100 million units annually. In view of pending tenders and other positive market indicators, we are currently exploring an option that would permit us to further double our production capacity on a modular basis as needed,” concluded Parrish.

“We believe that several factors will continue to drive increased demand for FC2, including the feminization of HIV/AIDS and its expanding role in family planning,” continued Parrish.  “The global HIV/AIDS pandemic is currently the leading cause of death among women of reproductive age (15-44), and the female condom is the only female-controlled product that provides dual protection against both HIV/AIDS and unintended pregnancy.  The Bill and Melinda Gates Foundation and the Government of the United Kingdom have initiated the Family Planning 2020 program (FP2020), which is designed to increase access to contraceptives to an additional 120 million women in 69 developing countries by the year 2020.  In addition, global funding to battle sexually-transmitted diseases and to expand utilization of contraceptives has increased, as evidenced by $4.6 billion in commitments to fund the FP2020 program and the U.K. Government’s commitment to provide $1.5 billion in funding to battle HIV/AIDS, Tuberculosis and Malaria over a three-year period.”

Fiscal Year Results

For the fiscal year ended September 30, 2013, unit sales decreased 11% to 54.8 million units compared with 61.6 million units in FY2012.  Net revenues decreased 10% to approximately $31.5 million in FY2013, compared with approximately $35.0 million in FY2012.

In the fiscal year ended September 30, 2013, gross profit decreased 15% to $17.5 million, or 56% of net revenues, compared with $20.6 million, or 59% of net revenues, in the fiscal year ended September 30, 2012.

Operating expenses decreased 20% in FY2013 to $7.7 million, compared with operating expenses of $9.7 million in the fiscal year ended September 30, 2012.  The decrease was primarily due to a reduction in incentive awards, partially offset by increased spending in education and training and consulting expenses.

Operating income decreased 11% to $9.8 million in the fiscal year ended September 30, 2013, compared with $10.9 million in FY2012. The decrease is primarily due to the decrease in unit sales.

The Company reported net income of $14.3 million, or $0.50 per diluted share, in the fiscal year ended September 30, 2013, for a decrease of 6% when compared with net income of $15.3 million, or $0.53 per diluted share, in the fiscal year ended September 30, 2012. Currency losses of $101,288 and $148,269 were recorded in the fiscal years ended September 30, 2013 and 2012, respectively.  The Company recorded a net tax benefit for FY2013 of $4.4 million, versus $4.5 million in FY2012.  As of September 30, 2013, tax loss carryforwards of $19.2 million federal, $17.2 million state and $63.2 million in the U.K. were available to offset future earnings.

Fourth Quarter Results

For the three months ended September 30, 2013, unit sales decreased 52% when compared with the fourth quarter of FY2012. Net revenues decreased 52% to $4.8 million, compared with $9.9 million in the three months ended September 30, 2012.

Gross profit decreased 60% to $2.3 million, or 48% of net revenues, in the most recent quarter, compared with $5.8 million, or 58% of net revenues, in the fourth quarter of FY2012.

Operating expenses for the quarter ended September 30, 2013 decreased 79% to $0.5 million, versus operating expenses of $2.6 million in the fourth quarter of FY2012.  The decrease was primarily due to a reduction in incentive awards.

Operating income decreased 45% to $1.7 million in the three months ended September 30, 2013, compared with $3.2 million in the prior-year quarter.  The decrease was primarily due to lower unit sales.

The Company reported net income of $6.6 million, or $0.23 per diluted share, which represented a 19% decrease when compared with net income of $8.2 million, or $0.29 per diluted share, in the fourth quarter of FY2012. The Company recorded a currency loss of $1,115 and $78,975 during the quarters ended September 30, 2013 and 2012, respectively.  The Company recorded a net tax benefit of $4.9 million in the fourth quarter versus a net tax benefit of $5.1 million in the prior-year quarter.

Cash Dividends

During FY2013, the Company generated positive cash flow from operations of approximately $11.8 million, paid two quarterly cash dividends of $0.06 per share each and two quarterly cash dividends of $0.07 per share each, and maintained a debt-free balance sheet.  The amount of cash on the Company’s balance sheet increased 68% during FY2013, to $8.9 million as of September 30, 2013, versus $5.3 million as of September 30, 2012.  In March 2013, the Company’s announced the 2nd increase in its quarterly dividend since it started paying cash dividends in FY2010.  On November 6, 2013, the 16th consecutive quarterly cash dividend was paid in the amount of $0.07 per share.  The Company’s current quarterly cash dividend of $0.07 per share provides shareholders with an annualized yield of 3.0% based upon the closing price of FHCO shares on December 2, 2013.

Investor Conference Call

As previously announced, The Female Health Company will host an investor conference call at 11:00 a.m. Eastern Time, today, December 3, 2013, to discuss its fourth quarter operating results and other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 1-877-374-8416 (international participants dial 1-412-317-6716) and asking to be connected to “The Female Health Company Conference Call”, a few minutes before 11:00 a.m. EST.

A replay of the conference call will be available one hour after the call through 9:00 a.m. EST on Tuesday, December 10, 2013 by dialing 1-877-344-7529 (international callers dial 1-412-317-0088) and entering the conference ID 10037276.  After Tuesday, December 10, 2013, the replay of the call will be available on the Company’s website at www.femalehealth.com.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and approximately 143 other countries globally.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover the key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only currently available female-controlled product approved by the FDA that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements regarding underlying demand for FC2 and the results of pending tenders, possible options to expand manufacturing capacity and the continuation of cash dividends in future periods.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2013.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	September 30,
	2013	2012
Cash	$8,922,430	$5,295,462
Accounts receivable, net	2,362,165	7,268,917
Income tax receivable	78,440	27,369
Inventory, net	2,459,417	1,458,199
Prepaid expenses and other current assets	514,213	624,268
Deferred income taxes	2,552,000	2,152,000
Total current assets	16,888,665	16,826,215

Other non-current assets	138,458	122,336
Plant and equipment, net	2,094,830	2,349,876
Deferred income taxes	16,048,000	11,148,000
Total assets	$35,169,953	$30,446,427

Accounts payable	$904,049	$1,775,327
Accrued expenses and other current liabilities	1,540,457	1,120,302
Accrued compensation	962,693	2,964,812
Total current liabilities	3,407,199	5,860,441

Deferred rent	66,799	90,902
Deferred grant income	57,819	82,650
Deferred income taxes	235,179	194,244
Total liabilities	3,766,996	6,228,237

Total stockholders’ equity	31,402,957	24,218,190
Total liabilities and stockholders' equity	$35,169,953	$30,446,427

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Three Months Ended
	September 30,
	2013	2012

Net revenues	$4,789,187	$9,911,701

Cost of sales	2,514,224	4,161,537

Gross profit	2,274,963	5,750,164

Operating expenses	532,983	2,564,791

Operating income	1,741,980	3,185,373

Interest and other expense	(30,421)	(551)
Foreign currency transaction loss	(1,115)	(78,975)

Income before income taxes	1,710,444	3,105,847

Income tax benefit	(4,879,728)	(5,079,358)
Net income	$6,590,172	$8,185,205

Net income per basic common share outstanding	$0.23	$0.29

Basic weighted average common shares outstanding	28,400,776	28,180,001

Net income per diluted common share outstanding	$0.23	$0.29

Diluted weighted average common shares outstanding	28,759,584	28,678,081

Cash dividends declared per common share	$0.07	$0.06

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Year Ended
	September 30,
	2013	2012

Net revenues	$31,456,778	$35,033,897

Cost of sales	13,952,420	14,412,884

Gross profit	17,504,358	20,621,013

Operating expenses	7,714,761	9,681,083

Operating income	9,789,597	10,939,930

Interest and other income	245,545	362
Foreign currency transaction loss	(101,288)	(148,269)

Income before income taxes	9,933,854	10,792,023

Income tax benefit	(4,408,744)	(4,507,298)
Net income	$14,342,598	$15,299,321

Net income per basic common share outstanding	$0.51	$0.55

Basic weighted average common shares outstanding	28,376,607	27,693,721

Net income per diluted common share outstanding	$0.50	$0.53

Diluted weighted average common shares outstanding	28,726,478	28,933,144

Cash dividends declared per common share	$0.26	$0.22